For more information:	Investor Relations

Joseph Cutts	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3235

650-357-3500

EFI PROVIDES 2nd HALF BUSINESS OUTLOOK

FOSTER CITY, Calif. – September 3, 2004 – EFI, (NASDAQ: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, today provided an outlook for the second half of 2004. Based on preliminary estimates, EFI currently expects third quarter revenues in the range of $97 million to $100 million and pro forma net income per diluted share, which excludes the impact of amortization of acquisition-related intangibles and other non-recurring charges and gains, of $0.12 to $0.14. Third quarter GAAP net income per diluted share is estimated at $0.07 to $0.09.

For the fourth quarter revenues are expected to be in the range of $98 million to $103 million with pro forma net income per diluted share of $0.12 to $0.16. Fourth quarter GAAP net income per diluted share is estimated at $0.08 to $0.12.

The company attributed the results to lower than anticipated revenue in its print controller businesses.

The company will be hosting a conference call on Friday, September 3, 2004 at 9:00 a.m. Eastern Time. To participate in the conference call please dial 1-800-359-9787 domestically and 706-634-1521 internationally. The live webcast and the replay can be accessed at www.efi.com.

About our Pro Forma Net Income and Adjustments
To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP. In the third and fourth quarter of 2004, the expected amortization of acquisition related intangibles, net of tax benefit, would lead to a $0.04 to $0.05 per share reduction from the pro forma earnings per share amount.

Safe Harbor for Forward Looking Statements
The statements: ” EFI currently expects third quarter revenues in the range of $97 million to $100 million and pro forma net income per diluted share, which excludes the impact of amortization of acquisition-related intangibles and other non-recurring charges and gains, of $0.12 to $0.14. Third quarter, GAAP net income per diluted share is estimated at $0.07 to $0.09” and “For the fourth quarter revenues are expected to be in the range of $98 million to $103 million with pro forma net income per diluted share of $0.12 to $0.16. Fourth quarter, GAAP net income per diluted share is estimated at $0.08 to $0.12” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Past performance is not necessarily indicative of future results. Forward Looking Statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt and dilution of earnings if the company’s convertible debenture is treated on an “as converted basis” for purposes of calculating diluted earnings per share; (15) other risk factors listed from time to time in the company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the Risk Factors section (entitled “Factors That Could Adversely Affect Performance’’) of EFI Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI Corporation’s Investor Relations Department at 650-357-3828 or email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About EFI

EFI (www.efi.com) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI’s award-winning technologies offer document management tools from creation to print, including high fidelity color and black and white Fiery® print servers that can output up to 2000 ppm; powerful production workflow and print management information software solutions for increased performance and cost efficiency; and an array of business-critical enterprise and mobile printing solutions. EFI maintains 25 offices worldwide.